ARTICLES OF ASSOCIATION

                  OF THE COOPERATIVE JOINT VENTURE CONTRACT

                          PLACER TECHNOLOGIES CORP.


This Contract is made and entered as of the ____th day of___________________ 1997 by and between:

XIN HAI TECHNOLOGY DEVELOPMENT LTD., a corporation formed under the laws of the People's Republic of China with its legal address at Suite 210, Building B, No. 11, Wu Gen Lin Road, West District, City of Beijing, People's Republic of China herein represented by MR. XIN WEI. a Chinese citizen, its legal representative and its Chairman

("Xin Hai")

AND:

INFORNET INVESTMENT LIMITED, a corporation formed under the laws of Hong Kong with its legal address at 14th Floor, Hutchison House, 10 Harcourt Road, Hong Kong, and herein represented by MR. ERNEST CHEUNG, a Canadian citizen, its legal representative and its President

("Infornet")

who together, acting for and on behalf of PLACER TECHNOLOGIES CORP., a Chinese corporation to be formed under the laws of the People's Republic of China, with a legal address at Suite 2 10, Building B, No. 11, Wu Gen Lin Road, West District, City of Beijing, People's Republic of China

("hereinafter sometimes referred to as "Party A" or as the "Joint Venture Company')

AND:

XIN HAI TECHNOLOGY DEVELOPMENT LTD., a corporation formed under the laws of the People's Republic of China with its legal address at Suite 210, Building B, No. 11, Wu Gen Lin Road, West District, City of Beijing, People's Republic of China, herein represented by MR. XIN WEI, a Chinese citizen, its legal representative and its Chairman

(hereinafter sometimes referred to as "Party B" or ('Xin Hai" or as the "Chinese Operator"

AND:

INFORNET INVESTMENT LIMITED, a corporation formed under the laws of Hong Kong with its legal address at l4th Floor, Hutchison House, 10 Harcourt Road, Hong Kong, and herein represented by MR. ERNEST CHEUNG, a Canadian citizen, its legal representative and its President


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(hereinafter sometimes referred to as "Party C" or "Infornet')

WHEREAS Xin Hai is a Chinese company engaged in the business of developing computer hardware, software and telecommunication network technology, and providing consultation and training services and technology transfer thereof, and Xin Hai has obtained from the Beijing Telecommunication & Administration Bureau, under the Ministry of Posts and Telecommunications, an internet service provider ("ISP") license, which permits

Xin Hai to provide internet access services and value-added services, including World Wide Web server hosting and integration services, client software and security products, training, and network integration as well as consulting services in Beijing;

WHEREAS Xin Hai and Infornet entered into a Cooperative Joint Venture Contract on___________ day of ___________1997, pursuant to which PLACER TECHNOLOGIES CORP. (the "Joint Venture Company") is to be formed and registered under the laws and other relevant regulations of the People's Republic of China;

WHEREAS the Joint Venture Company to be formed shall manufacture and sell computer network systems, communication equipment and provide communication engineering services, including development and construction of internet access networks in China and the parties agree -to authorize Xin Hai to operate the said network according to the prevailing laws and regulations in China which allow Sino-foreign joint venture companies to construct internet access networks and to have legitimate ownership rights and rights for return on the investment. but disallow joint venture companies to operate such networks:

WHEREAS Xin Hai and Infornet have agreed on their own behalf. and acting collectively for and on behalf of the Joint Venture Company to be formed, to enter into this Contract in order to render effective and implement the Joint Venture Contract

WHEREAS Xin Hai declares that it has duly obtained all authorizations required under the laws of the People's Republic of China to operate the internet access services and value-added services in Beijing;

WHEREAS Xin Hai has been designated as the "Chinese Operator to be responsible for the operations of the internet access networks set up by the Joint Venture Company";

WHEREAS according to the Joint Venture Contract signed by the parties, Infornet shall contribute all of the required capital of the Joint Venture Company and until such date as Infornet's total investment in the Joint Venture Company has been fully recovered by Infornet (the "Recoupment Date"),. the distribution of profits shall be in accordance with the following percentages:

Xin Hai - 20%
Infornet - 80%

and after the Recoupment Date all distribution of profits shall be made as follows:

Xin Hai - 49%
Infornet - 51 %


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WHEREAS  Xin Hai and the  Joint  Venture  Company  recognize  the  benefit  of a cooperative arrangement in which Xin Hai exclusively contracts with the Joint Venture Company and uses the technical service and financial support provided by the Joint Venture Company during the term of this Contract;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and adhering to the principles of equality and mutual benefit through friendly consultations, the Parties hereto hereby agree as follows:


                                  ARTICLE 1
                                INTERPRETATION

1. Definitions. When used in this Agreement, unless the context indicates otherwise, the capitalized expressions used therein shall have the meanings as set out below:

1. 1. "Affiliate" means any legal entity whose ownership by a party shall exist through the direct or indirect ownership of more than fifty percent (50%) of the equity interest of the legal entity and more than fifty percent (50%) of the voting rights entitling the holders thereof to vote for the election of directors or persons performing similar functions, or the right by any other means to elect or appoint directors or persons performing similar functions, or has more than fifty percent (50%) of the vote in such a legal entity;

1.2. "Commencement Date" means the date upon which the Joint Venture Company shall have obtained its Business License;

1.3. "Contract" means this present contract entered into between the Parties and all agreements and other documents relating thereto:

1.4.   "Earnings" has the meaning ascribed thereto in Section 9.11;

1.5. "Event of Force Majeure" means fire, explosion, accident, earthquake, tidal wave, strike, picketing, lockout, labour dispute, breakdown in machinery, facilities or equipment, flood, drought, embargo, war, riot or insurrection, uprising, rebellion, act of God or public enemy, acts or orders of any government or governmental authority, failure or delay of carrier, contractor, supplier or distributor or any other event whether similar or dissimilar to the foregoing which is beyond the reasonable control of the Party affected thereby and which shall delay, interrupt or prevent the performance in whole or in part by such Party of any of its obligations;

1.6. "Fiscal Year" shall mean the period of twelve months ending on December 31 of each year;

1.7. "Internet Network" means the internet access service, its value-added services, including World Wide Web server hosting and integration services, client software and security products, training and network integration as well as consulting services pursuant to the internet server provider license ("ISP License") issued to Xin Hai by Beijing Telecommunication & Administration Bureau which is directly under the Chinese ministry of Posts and Telecommunications.

1.8.   "Operating Expenditures" has the meaning ascribed thereto in Section
9.6;


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1.9.   "Revenues" has the meaning ascribed thereto in Section 9.4.

2. The Preamble. The preamble forms an integral part of this Contract as if herein recited at length

3. Interpretation Not Affected by Headings. Grammatical variations of any terms defined herein shall have similar meanings; words importing the singular number shall include the plural and vice versa; and words importing the masculine gender shall include the feminine and neuter genders and vice versa. The division of this Contract into separate articles, sections, subsections, paragraphs and subparagraphs, the provision of a table of contents and index thereto, and the insertion of headings, marginal notes and references are for convenience of reference only and shall not affect the construction or interpretation of this Contract.

4. Severability. If any provision of this Contract. or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Contract or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and each provision of this Contract shall be separately valid and enforceable to the fullest extent permitted by law.

5. Governing Law. This Contract shall be governed by and construed in accordance with the law of the People's Republic of China.

6. Generally Accepted Accounting Principles and Generally Accepting Auditing Standards. An accounting and financial terms used herein unless specifically provided to the contrary herein shall be interpreted and applied in accordance with international generally accepted principles (International GAAP) consistently applied.

7. Language. This Contract shall be written in Chinese and in English. Both versions shall have the same legal and binding effect. If there is any controversy between the both versions, such controversy shall be resolved by the decision of the relevant Arbitration Commission.

                                  ARTICLE 2
                                 THE PROJECT

2.1 Purpose. The Parties hereby agree that the purpose of this Contract is to establish the terms and conditions concerning:

2.1.1         the  construction  by the Joint Venture  Company of the Internet
Network;

2.1.2         the operation of the Internet  Network by Xin Hai as the Chinese
Operator;

2.1.3         the provision of equipment to the users of the Internet Network;

2.1.4 the terms of the technical assistance to be provided by the Joint Venture Company to Xin
                           Hai;   and

2.1.5 the sharing of revenues between the Joint Venture Company and the Chinese Operator during the term of this Contract.


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2.2  Collaboration.  The Parties  hereto  acknowledge  and agree that they shall collaborate  with each other in order to achieve the objectives of this Contract
and  perform  their  respective  obligations  hereunder.   The  Parties  further
acknowledge and agree that they shall act in good faith in performing their respective obligations hereunder and shall act according to the principles of friendly consultation and discussion, equality and mutual benefit, to ensure that the Internet Network can be operated on a profitable basis.
2.3 Separate Operating Unit. For the purposes of the Contract, the Parties hereto agree that Xin Hai shall independently operate the Internet Network.

                                  ARTICLE 3
                                  THE TERM

3.1 The Term. The term of this Contract shall commence on the Commencement Date and shall terminate on the twentieth (20th) anniversary of the Commencement Date, unless otherwise terminated hereunder. This Contract shall form an integrated part of the Joint Venture Contract, upon the termination of the Joint Venture Contract, this Contract shall be terminated concomitantly therewith.

                                  ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES

4.1 Representations of XIN HAI Xin Hai hereby represents and warrants to the other Parties that:

4.1.1 Xin. Hai is formed exclusively of Chinese shareholders.

4.1.2 Xin Hai is licensed by the Beijing Telecommunication & Administration Bureau under the Ministry of Post and Telecommunications of China under the laws of the People's Republic of China to operate, in Beijing, Internet Networks as defined in this Contract. Xin Hai hereby warrants and guarantees to maintain in full force and effect such legal and legitimate internet operating license during the entire term of this Contract-,

4.1.3 Xin Hai is designated by Xin Hai and Infornet as the Chinese Operator to enter into this Contract.

4.1.4 Xin Hai is duly organized, validly existing and in good standing under the laws of the People's Republic of China, has the independent legal person status and has all requisite power and authority to own and operate its assets, properties and business and to carry on its business as now conducted.

4.1.5 Xin Hai has all requisite power and approvals required to enter into, execute and deliver this Contract and to fully perform its obligations hereunder.

4.1.6 Xin Hai has taken all actions necessary to authorize it to enter into and perform its obligations under this Contract and this Contract is a legal, valid and binding obligation of Xin Hai, enforceable against Xin Hai in accordance with its terms.


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4.1.7  Neither the  execution  and delivery of this Contract by Xin Hai, nor the performance of Xin Hai's obligations hereunder, will conflict with, or result in a breach of, or constitute a default under any provision of the Articles of Association of Xin Hai, or any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency, or of any contract, agreement or instrument to which the Joint Venture Company and Xin Hai are subject.

4.1.8 No authorization, approval or consent of any governmental, municipal or other authority or person or otherwise is required in connection with Xin Hai's execution and delivery of this Contract and the performance of its obligations hereunder.

4.1.9 Xin Hai is not entitled to claim any immunity from suit, execution, or other legal process under the laws of the People's Republic of China.

4.2 Representations of Infornet. Infornet hereby represents and warrants to the other Parties that:

4.2.1 It is duly organized, validly existing and in good standing under the laws of Hong Kong, has the independent legal person status and has all requisite power and authority to own and operate its assets, properties and business and to carry on its business as now conducted.

4.2.2 It has all requisite power, authority and approvals required to enter into, execute and deliver this Contract and to fully perform its obligations hereunder.

4.2.3 It has taken all actions necessary to authorize it to enter into and perform its obligations under this Contract and this Contract is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.2.4 Neither the execution and delivery of this Contract by it, nor the performance of its obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of its charter, or any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency, or of any contract, agreement or instrument to which the Joint Venture Company and the Xin Hai are subject.

4.2.5 No authorization, approval or consent of any governmental, municipal or other authority or person or otherwise is required in connection with its execution and delivery of this Contract and the performance of its obligations hereunder.



                                  ARTICLE 5
                             CONDITIONS PRECEDENT

The performance by the Joint Venture Company of its obligations hereunder are subject to the following conditions to be fulfilled or performed at or prior to the Commencement Date, which conditions are for the exclusive benefit of the Joint Venture Company and may be waived in whole or in part by the Joint Venture Company, in its sole discretion.

5.1 Deliveries. The Joint Venture Company shall have received at or prior to the Commencement Date, the following, in form, scope and substance acceptable to the Joint Venture Company and its counsel, acting reasonably: certified copies of such consents, licenses, permits, approvals and registrations by or with all governmental agencies or other competent authorities in the People's Republic of China, as may be necessary to ensure the validity and binding effect of this Contract and to permit the performance by the Parties hereto of their respective obligations under this Contract in accordance with all of the terms and provisions hereof and more specifically to permit Xin Hai to operate the Internet Network in accordance with the terms and conditions outlined in this Contract and with all applicable laws, regulations, directives, orders or decrees in effect in the People's Republic of China.

5.2 Corporate Deliveries. The Joint Venture Company shall have received at or prior to the Commencement Date, certified copies of company registration certificates and certificates of good standing of Infornet;

5.3 Truth of Representations and Warranties. The representations and warranties of Xin Hai contained in this Contract or in any report or other document delivered to the Joint Venture Company, shall be true and correct as of the Commencement Date with the same force and effect as if such representations and warranties had been made on and as of such date.

5.4 No Default or Event of Default. No event of default shall have occurred and shall be continuing.

                                   ARTICLE 6
                                 CONSTRUCTION

6.1    Certain Obligations of the Joint Venture Company.

6.1.1 During the term of the Joint Venture Contract and in accordance with this Contract, the Joint Venture Company shall provide the Internet Network with all the communication equipment as well as the necessary accessories for selling or leasing to end users.

6.1.2 The Joint Venture Company assumes all the Operating Expenditures of the Internet Network as contemplated in this Contract.

6.2 Engineering Services. The Parties hereto agree that the Joint Venture Company exclusively shall perform or cause to be performed all the engineering services in respect of the Internet Network which engineering services shall include but shall not be limited to:

6.2.1 the engineering design;

6.2.2 the  integration,  the  installation  and the  testing  of the  Internet
Network;

6.2.3  the   customization  of  the  Internet  Network  protocol  and  of  the network management software;

6.2.4 the development of end user interface software and user application software;

6.2.5 the technical support to the Internet Network and advisory service on maintenance;

6.2.6  the supply of parts and instruments to the Internet Network

                                  ARTICLE 7
                                  OPERATIONS

7.1 Certain obligations of Xin Hai. During the term of this Contract, Xin Hai shall, inter alia, be responsible for:

7.1.1 managing, supervising, operating, maintaining and repairing the Internet Network and taking all the necessary steps to ensure that the Internet Network be in good operating condition;

7.1.2     marketing;

7.1.3     selling or leasing equipment on behalf of the Joint Venture Company;

7.1.4     collecting  all  the  fees  payable  by  the  users  of  the  Internet
Network;

7.1.5 obtaining all required licenses, authorizations and permits from local, state and other authorities of the People's Republic of China to permit the transactions contemplated under this Contract and the Joint Venture Contract

7.1.6 subject to obtaining prior written consent of the Joint Venture Company and thereafter the Joint Venture Company's final approval, the negotiating and entering into agreements with governmental or private parties. which are necessary and appropriate for or in connection with the construction or operation of the Internet Network;

7.1.7 effecting and maintaining all appropriate insurances in relation to the assets comprising the Internet Network and in relation to all employees or agents engaged in any way in the operation thereof,

7.1.8 in the case of emergency or accident, taking such action as is necessary for the protection of life and property (and forthwith reporting any such emergency or accident and the particulars thereof to the Joint Venture Company);

7.1.9 doing such other acts and things as may be necessary or advisable for the efficient and economical operation of the Internet Network as well as doing any other act or thing in accordance with the Joint Venture Contract or which may be authorized thereunder.

                                  ARTICLE 8
                                  STANDARDS

8. 1 Standards. Each of the Parties shall perform all of its obligations hereunder and conduct all of its operations in a good workmanlike and commercially reasonable manner and in accordance with standard and suitable engineering, processing, procurement and purchasing methods, procedures and practices, and with the standard of diligence and care normally exercised by duly qualified persons in the performance of comparable work..

8.2 Employees in Connection with Internet Network. During the term of this Contract, Xin Hai shall employ qualified personnel according to the authorized staff quantity (subject to the review and approval of the Joint Venture Company) to carry out its obligations under this Contract. The Parties hereto agree that the total employment compensation payable to, or in respect of, such personnel must not exceed the amount allocated for such expense under the budgets approved by the Joint Venture Company as contemplated under Section 9. 1.

                                       ARTICLE 9
                     FINANCIAL MATTERS WITH RESPECT TO OPERATIONS

9.1 Budgets. Immediately following the date hereof, and thereafter at least 30 days prior to the commencement of each subsequent Fiscal Year, Xin Hai shall prepare and submit to the Joint Venture Company for its review and approval the programmes (including long term programmes and planning), budgets and estimates including revenue, delivery and cash flow schedules, capital expenditure and outstanding commitment schedules and other matters transpiring in connection with operations of the Internet Network for the next following twelve months (except for the first period which shall continue until the commencement of the next following Fiscal Year) and for any other periods as the Joint Venture Company may, from time to time, reasonably require. Xin Hai shall, on a quarterly basis to prepare and submit to the Joint Venture Company amendments and revisions of such Programmes, budgets and estimates as aforesaid. The programmes and budgets as approved and from time to time amended or revised by the Joint Venture Company shall be binding on Xin Hai which shall carry out its duties hereunder in accordance therewith. Xin Hai shall, for the benefit of the Internet Network, make all disbursements in connection with operations of the Internet Network in accordance with such approved programmes and budgets.

9.2    Financial Statements

9.2.1 Monthly. Starting from the beginning of the second Fiscal Year, Xin Hai shall, -within fifteen (15) days after the close of each month, furnish to the Joint Venture Company a progress report summarizing the operations and results of the Internet Network during such month together with an unaudited statement reflecting in reasonable detail, but in summary form, revenues, expenditures and cash flow of the Internet Network for such month and a comparison for the same period in the immediately preceding Fiscal Year.

9.2.2 Other Reports. In addition to the report and comparative statements referred to in Section 9.2. 1, Xin Hai shall, as promptly as practicable after their preparation, furnish to the Joint Venture Company copies of other significant reports prepared by or received by Xin Hai and in addition, Xin Hai shall promptly furnish to the Joint Venture Company copies of any written communications to or from any government or other competent authority which, in the opinion of Xin Hai, is significant to the transactions contemplated hereunder.

9.2.3 Quarterly. Within thirty (30) days following the end of each fiscal quarter. Xin Hai shall furnish to the Joint Venture Company quarterly and cumulative financial statements consisting of a balance sheet as of the end of such quarter. and a statement of income and cash flow for such quarter, and quarterly and cumulative figures for the corresponding periods of the preceding year as well as the budgeted figures for such quarter. Such quarterly reports shall also include other financial, commercial, business or operational information concerning the operations of the Internet Network as may be required by the Joint Venture Company.


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9.2.4  Annually.  In  addition to the  reports,  statements  and  communications referred to in Sections 9.2.1, 9.2.2 and 9.2.3, Xin Hai shall furnish to the Joint Venture Company as soon as practicable after the close of each Fiscal Year and in any event not later than eighty (80) days after the close thereof, Financial Statements, to be audited by a firm appointed by the Joint Venture Company reflecting the results for such Fiscal Year of all transactions in connection with operations of the Internet Network as disclosed by the records and accounts kept or caused to be kept by the Chinese Operator pursuant to
Section 9.3 and reflecting the Internet Network assets in the custody or control of Xin Hai as at the end of such Fiscal Year. The firm of auditors appointed by the Joint Venture Company shall have access to all records, registries, documents, reports, data, software and other information in the possession of or under the control of Xin Hai, to allow such auditors to proceed with the audit of the Financial Statements in accordance with the instructions of the Joint Venture Company.

9.3   Records and Accounts and Rights of Inspection

9.3.1 Xin Hai shall keep or cause to be kept, distinct and separate from any other records and accounts relating to the business of Yin Hai, comprehensive, true and accurate records and accounts of all operations of the Internet Network, and of Xin Hai's performance of its duties under this Contract and all property, real and personal, belonging to and of all transactions entered into in connection with the Internet Network and of the costs and expenses thereof including, without limitation, records and accounts in respect of:

                  (a) each  sum  received  by Xin  Hai  from  the  Joint
                      Venture Company and date of  receipt thereof;

                  (b) each sum  received  from Xin Hai on  behalf  of the  Joint
                      Venture Company and the date of receipt and the source thereof,

                  (c) each sum disbursed by Xin Hai for the benefit of the
                      Internet Network and the date and purpose thereof,

                  (d) the  acquisition of services and materials,  equipment and supplies and other property and assets by Xin Hai for the purposes of the Internet Network and the date, cost of acquisition and description thereof,

                  (e) inventories of materials, equipment and supplies and other property of the Interne Network in the custody or possession of Xin Hai;

                  (f) the sale, abandonment or other disposition by Xin Hai of any of such materials, equipment and supplies or any other property which may be part of the Internet Network. The Joint Venture Company shall be entitled to inspect and obtain copies of all such records and accounts, and Xin Hai shall supply the Joint Venture Company with copies of all reports, statements and certificates material to the Joint Venture Company.

9.3.2 The Joint Venture Company shall be entitled to inspect and obtain copies of all such records and accounts, and Xin Hai shall supply the Joint Venture Company with copies of all reports, statements and certificates material to the Joint Venture Company.


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9.3.3 The records and accounts  referred to herein shall be made  available  for audit by the firm of auditors appointed by the Joint Venture Company at such time and in such manner as the Joint Venture Company may direct.

9.3.4 The Joint Venture Company shall have the right at all reasonable times during the term of this Contract to send observers to inspect and observe the operations of the Internet Network and to report to the Joint Venture Company. Such observers shall have access to any and all records, data and information relating to the Internet Network and the operation thereof.

9.4 Internet Revenues. The Parties agree that the revenues generated from the operations of the Internet Network (the "Revenues") shall consist of any amount invoiced or that may be invoiced under any contract entered into by Xin Hai relating to the sale of products or the performance of services offered by Xin Hai in connection with the Internet Network. The Internet Revenues shall consist of, but not be limited to:

             9.4.1  the end users monthly service fees;

             9.4.2  the internet initial connecting fees;

             9.4.3  equipment sales revenues and/or monthly leasing fees;

             9.4.4  maintenance fees;

             9.4.5  the fees for additional warranty coverage on equipment;

             9.4.6 the bank interest income (including the interest income in the bank accounts of the Xin Hai and the bank account of the Join Venture Company as referred to in Section;

9.5 Collection of Internet Revenues. All Revenues shall be deposited by Xin Hai into a bank account in the name of Xin Hai which shall require joint signatures and joint seals of both a Xin Hai authorized officer and a Joint Venture Company authorized officer for any withdrawal of money from it. Forty percent (40%) of the Revenue shall be transferred to another bank account (the second account) of the Xin Hai while the other sixty percent (60%) of the Revenue shall be transferred to a bank account of the Joint Venture Company. The forty percent (40%) Revenue transferred to the second bank account of Xin Hai shall be used to cover the Operating Expenditures. If the amount is less than actual Operating Expenditures, Xin Hai shall obtain the balance from the Joint Venture Company (on a month by month basis). If the amount is higher than the actual Operating Expenditures, then the Xin Hai must remit the surplus to the Joint Venture Company. The use of the sixty percent (60%) Internet Revenue transferred to the Joint Venture Company shall be reported to the two Parties of the Joint Venture Company. This amount shall be treated as business revenue of the Joint Venture Company under the terms of the network investment/construction return, technical service fees and profit repatriated to network owners.

9.6 Internet Network Operating Expenditures. The Parties hereby agree that all operating expenditures contained in the operating budgets submitted to and approved by the Joint Venture Company shall constitute expenditures derived from the operation of the Internet Network (the "Operating Expenditures").

9.7 Chargeable Costs by Xin Hai. Xin Hai may charge as operating expenses of the Internet Network all the costs, expenses and liabilities (except as herein mentioned) incurred by Xin Hai in the performance of its obligations under this Contract and which constitute Operating Expenditures but solely to the extent that they have been approved by the Joint Venture Company in the programmes, budgets and estimates referred to in Section 9.1 hereof The Parties hereby agree that for greater certainty, the following expenditures when they are directly related to the Internet Network form part of the Operating Expenditures:

9.7.1         salaries and other reimbursements of network operators;

9.7.2         office rental costs;

9.7.3         marketing costs;

9.7.4         reasonable business entertainment costs;

9.7.5         reasonable traveling costs;

9.7.6         insurance costs; and

9.7.7         management costs;

9.7.8 In principle, the Internet Network service employees shall enjoy similar compensation packages as those received by the Joint Venture Company employees.

9.8 Non-chargeable Costs by Xin Hai. The following costs, expenses and liabilities shall be borne entirely by Xin Hai unless otherwise determined by the Board of Directors:

9.8.1 fines and penalties and similar liabilities and amounts paid in settlement thereof resulting from negligent failure by Xin Hai to comply with or the willful violation by Xin Hai of the applicable laws, rules or regulations except when incurred as a result of compliance with guidelines of the Joint Venture Company; and

9.8.2 taxes imposed upon or measured by income of the Chinese Operator.

9.9 Any rebates or other credits received by Xin Hai for goods, equipment and services acquired by Xin Hai hereunder during the Operation of the Internet Network shall be for the account of the Internet Network.

9.10 Working Capital Requirement. The above-mentioned forty percent (40%) of the Revenue transferred to the second account of Xin Hai shall be used to cover the Operating Expenditures. At the end of each month, Xin Hai shall prepare and submit to the Joint Venture Company a report indicating the results of the operations of the Network during such preceding month, and indicating a comparison between the Operating Expenditures incurred by Xin Hai for the benefit of the Internet Network and the sum of the advances Xin Hai received from the Joint Venture Company and the above mentioned forty percent (40%) of the Revenue received for such month. If the amount received is less than actual expenses, Xin Hai shall obtain the balance from the Joint Ventur6 Company (on a month by month basis). If the amount of the Operating Expenditures is higher than the actual expenses, then Xin Hai must remit the surplus to the Joint Venture Company.

9.11 Revenue. The parties agree that all of the Earnings generated by the operation of the Internet Network shall be retained by the Joint Venture Company as legitimate returns on the network development and technical support. For purposes hereof, "Earnings" is the amount by which the Revenues (described in Section 9.4) exceeds the Operating Expenditures (described in Sections 9.6 and 9.7).

                                       ARTICLE 10
                            OWNERSHIP OF THE INTERNET NETWORK

10.1 Ownership during the term of this Contract. The ownership and title to all of the assets comprising the Internet Network shall remain with the Joint Venture Company during the term of this Contract. Xin Hai shall, subject to this Contract, be entitled to the custody and control of such assets on behalf of the Joint Venture Company. Subject to the prior written approval of the Joint Venture Company, title to any such assets may be vested in Xin Hai and, in all such cases, such assets shall be held by Xin Hai in trust for the Joint Venture Company.

10.2 After-acquired Property. All property, real or personal, tangible or intangible, held, developed, constructed or acquired by Xin Hai on behalf of the Joint Venture Company under or pursuant to this Contract shall beowned by the Joint Venture Company in accordance with the provisions of this Contract.

10.3 Mortgages or Liens. Xin Hai shall not have any right or power (except for liens arising in the normal and ordinary course of business) to mortgage, pledge, charge, encumber, or otherwise dispose of or create any lien over or trust in respect of the Internet Network or any portion thereof.

10.4 Acquisition of Property. Except in accordance with the provisions of this Contract or as directed in writing by the Joint Venture Company, Xin Hai may not acquire or contract to acquire any property of any kind for or on behalf of the Joint Venture Company.


                                  ARTICLE 11
                     AGREEMENT FOR OPERATIONS PURSUANT TO
                ISP LICENSES OBTAINED IN OTHER CITIES IN CHINA

11.1 Covenant of Xin Hai. Xin Hai covenants that in order to expand the business of the Joint Venture Company and Xin Hai, it will use its best efforts for obtaining ISP licenses in other cities in China and operate the Internet Network thereunder mutatus mutandis in accordance with this Contract. In the event that any affliate of Xin Hai created to obtain an ISP license in a city other than Beijing in China obtains such ISP License, Xin Hai will cause that affiliate or affiliates as the case may be to expressly adopt in writing the rights, duties and to be fully liable to perform the obligations under this Contract as if it were the Chinese Operator hereunder for the Internet Network operation in that city pursuant to this Contract and operate the Internet Network in that city mutatis mutandis in accordance with this Contract.

11.2 Applicabi1ity of this Contract. The parties agree that this Contract shall govern mutatis mutandis any and all future Internet Network operations pursuant to any or all ISP license(s) to be obtained by Xin Hai or Xin Hai's affiliates.

                                  ARTICLE 12
                        LIABILITY AND INDEMNIFICATION

12.1  Liability  and  Indemnification  of Xin  Hai.  Xin Hai  hereby  agrees  to indemnify and hold the Joint Venture Company, its officers, directors, shareholders and employees harmless from and against any and all claims, losses, liabilities, damages, arising out of, resulting from or in connection with the performance by Xin Hai its officers and employees of the obligations of Xin Hai under this Contract or in connection with the Internet Network.

12.2 Liability and Indemnification of the Joint Venture Company. The Joint Venture Company hereby agrees to indemnify and hold Xin Hai, its officers, directors, shareholders and employees harmless from and against any and all claims, losses, liabilities, damages, arising out of, resulting from or in connection with the performance by the Joint Venture Company, its officers and employees of the obligations of the Joint Venture Company under this Contract or in connection with the Internet Network.

                                  ARTICLE 13
                                FORCE MAJEURE

13.1 Event of Force Majeure. Should any Party be prevented from executing any of its obligations under this Contract or should the Internet Network (or any part thereof) be prevented from operating as a result of an Event of Force Majeure, then the Party so prevented shall notify the other Party in writing without delay, and within fifteen (15) days thereafter shall further provide detailed information of the Event of Force Majeure and explain the reason of its inability to execute its obligations under this Contract or the delay in the execution of all or part of this Contract. The Parties shall, through consultation, decide either to terminate this Contract in whole or in part, or to delay the execution of this Contract (or a portion of this Contract) until such time that the Event of Force Majeure ceases.

13.2 Minimizing Losses. The Parties hereby agree that in the Event of Force Majeure, they shall consult with each other and take all reasonable steps to minimize the losses of any Party resulting from such Event of Force Majeure.

                                  ARTICLE 14
                                 ASSIGNMENTS

14.1 Assignments Not Permitted. Neither the Joint Venture Company nor Xin Hai may assign or transfer all or any part of its rights, benefits or obligations hereunder. provided. however, that this shall not prevent the Joint Venture Company or Xin Hai from merging or consolidating with any other company where the surviving entity adopts and becomes fully liable to perform the obligations of the Joint Venture Company or Xin Hai hereunder.

14.2 Joint Venture Company. Notwithstanding the foregoing, the Joint Venture Company may transfer all or any part of its rights and obligations hereunder for the purposes of (i) arranging or rearranging financing for the Internet Network,
(ii) assigning or transferring to any person providing financing to the Internet Network all or any part of its rights (but not its obligations) hereunder. Xin Hai shall duly acknowledge any such assignment or transfer of which it is given notice.

14.3 Infornet. Notwithstanding the foregoing, Infornet shall have the right, upon notice thereof to the other Parties hereto, to assign this Contract and any or all of its rights, duties and obligations hereunder to any subsidiary or affiliate of Infornet or to a successor in interest to Infornet's business, (as the case may be), acceptable to the other Parties acting reasonably, provided however, that such assignee of Infornet expressly adopts in writing the rights, duties and obligations of Infornet hereunder. Infornet shall have the right, upon notice thereof to the other Parties hereto, to assign this Contract and any or all of its rights, duties and obligations hereunder to one or more unaffiliated third parties, acceptable to the other Parties acting reasonably, provided that such assignee of Infornet expressly adopts in writing the rights, duties and obligations of Infornet hereunder. No assignment under this Section
14.3 shall release Infornet from any liability or responsibility hereunder.

                                  ARTICLE 15
                           MISCELLANEOUS PROVISIONS

15.1 Agreements with Affiliates. Any agreements which are entered into by Xin Hai in the performance of its obligations under this Contract with any Affiliate shall be on normal "arm's length" commercial terms. Any such agreements or agreements with appointed regional representatives or agents shall require the prior approval of the Joint Venture Company.

15.2    Resolution of Disputes

15.2.1 Any controversy or claim that may arise under, out of, in connection with or relating to this Contract or any breach hereof, shall be submitted to a panel consisting of representatives of each Party. Each Party may appoint up to two
(2) individuals to such panel. The members of such panel shall be appointed by each Party within ten (10) days of the receipt by the Party of notice of the existence of such controversy or claim- The unanimous decision of such panel shall resolve the controversy or claim. If the panel is unable to resolve such matter within thirty (30) days of the submission of such controversy or claim to such panel, it shall be brought before the President of each Party for final resolution. If the Presidents are unable to resolve the matter within thirty
(30) days of the submission of such controversy or claim to them, any Party may request arbitration in accordance with Section 15.2.2.

15.2.2 Any controversy or claim that is not resolved under Section 15.2.1 shall be settled by final and binding arbitration in Beijing in accordance with the then existing rules of arbitration of the China International Economic and Trade Arbitration Commission. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction or application may be made for judicial acceptance of the award and an order of enforcement, as the case may be. The Parties agree that if it becomes necessary for any Party to enforce an arbitral award by legal action or additional arbitration or judicial methods, the party against whom enforcement is sought shall pay all reasonable costs and attorneys' fees incurred by the party seeking to enforce the award.

15.3 Change in Circumstances. In the event, as a result of any laws, regulations or policies of the People's Republic of China, or any agency or other body under the control of the Government of the People's Republic of China, coming into effect after the date hereof or as a result of any amendment, modification or repeal of such laws, regulations or policies, the Joint Venture Company is authorized to operate or participate in the operation, directly or indirectly, of the Internet Network, then the Parties agree that they will discuss the basis and terms upon which the arrangements set out in this Contract may be amended or discontinued.

15.4 Notices. Any notice, consent, authorization, direction or other instrument required or permitted to be given (a "Notice") hereunder shall be in writing and shall be delivered either by personal delivery, by certified mail or by telecopier, return receipt requested, and addressed as follows:

15.4.1      if to XIN RAI TECHNOLOGY DEVELOPMENT LTD.
               Suite 2 10, Building B. No. 11
               Wu Gen Lin Rd., West District
               Beijing, People's Republic of China

               Attention: Mr. Xin Wei

               Telecopier: (8610) 6221-2512

15.4.2     if to INFORNET INVESTMENT LIMITED
              14th Floor Hutchison House
              10 Harcourt Road, Hong Kong

              Attention: Mr. Ernest Cheung

              Telecopier: (852) 2845-0476

              COPY TO:

              830 - 789 West Pender Street
              Vancouver, BC
              Canada
              V6C I H2

             Attention: Mr. Ernest Cheung

             Telecopier(604) 689-4407

Any Notice shall be deemed to have been effectively given and received, if sent by telecopier, on the next business day following receipt of such transmission (confirmation of receipt by confirmed facsimile transmission being deemed receipt of communication sent by telecopy) or, if delivered, to have been given and received on the date of such delivery. Any Party may change its address for service by written Notice given as aforesaid.

15.5 Confidential Information. All information other than information generally known in the telecommunications industry supplied by or on behalf of any Party pursuant to this Contract ("Confidential Information") shall be treated as confidential by all Parties. The Parties covenant and agree that no Confidential Information shall be disclosed to anyone outside the organization of such party without the prior written consent of the other. In addition, the Parties agree to take such action as may be appropriate to prevent the unauthorized use and disclosure of, and to keep confidential all such Confidential Information, including ensuring that such Confidential Information is disclosed only to responsible employees of the Party and on a need to know basis.

15.6 Relationship of Parties. No Party has the power of authority to legally bind any other Party and nothing herein contained shall be construed as authorizing any Party to act as an agent or representative of any other Party.

15.7 Counterparts. This Contract shall be executed in six (6) originals and all to be executed at the same time. All executed counterparts shall constitute one contract binding on all the Parties.

15.8 Binding Effect. Except as otherwise provided to the contrary, this Contract shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

15.9 Amendment. This Contract may be amended in whole or in part only by an agreement in writing signed by all the Parties. The Parties agree that during the term of this Contract in order to effect a major amendment to this Contract, they shall, where required, apply for approval to the competent authorities where the subject of amendment requires industrial or commercial registration or tax registration. The re-registration formalities shall be completed with the Administrator or other competent authorities in industry and commerce or the taxation authorities, as the case may be.

15.10 Integration. This Contract including the schedules and exhibits hereto, if any, sets forth the entire agreement between the Parties on the subject hereof and supersedes any previous agreement, understanding, memorandum, letter of intent or representation on the subject matter hereof other than the Joint Venture Contract.

IN WITNESS WHEREOF, the Parties have duly executed this Contract in Beijing, China as of ________________________1997.

Party A: Placer Technologies Corp. The Company to be incorporated under the laws of The Peoples' Republic of China and represented by the following parties. This contract will also be signed as evidence of ratification by the legal representative of the Joint Venture company according to the decision of its Board of Directors.

Xin Hai Technology Development Ltd.

Per:______________________________________________


Infornet Investment Limited

Per:______________________________________________

Placer Technologies Corp.

Per:______________________________________________

Legal representative has signed as evidence of the ratification this__day of _____________ 1997.

Party B: Xin Hai Technology Development Ltd.

Per:______________________________________________


Party C: Infornet Investment Limited

Per:______________________________________________